EX-99.e.1.ii
SCHEDULE I

REVISED AS OF OCTOBER 1, 2009*

This Schedule to the Distribution Agreement between Delaware Group Equity Funds II and Delaware Distributors, L.P. entered into as of May 15, 2003 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.
Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
Delaware Large Cap Value Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Value Fund	A Class	.30%		April 19, 2001
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001

*Revised to reflect correct fund names as of October 1, 2009